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                                                                     EXHIBIT 6.4

FIRST AMENDMENT TO                       CITY OF NEW ORLEANS
STOCK EXCHANGE AGREEMENT

BY AND AMONG

INTERGLOBAL WASTE MANAGEMENT,
INC.                                     STATE OF LOUISIANA

AND

ROYCE INSTRUMENT CORPORATION,
JAMES R. DARTEZ, KAREN C. GLEASON,
AND MARY A. GALLODORO                    UNITED STATES OF AMERICA


     THIS FIRST AMENDMENT (the "Amendment"), is made this 21st day of
August, 2000, by and among Interglobal Waste Management, Inc. ("IWM"), a California corporation, on the one hand, and Royce Instrument Corporation, a Louisiana corporation (hereinafter referred to as "Royce"). James R. Dartez, Karen C. Gleason, and Mary A. Gallodoro (the "Stockholders"), and Ruby Ramsey ("Ramsey") as Intervenor.

     WHEREAS, prior to June 23, 2000, Ramsey was the owner of 1,300 shares of Royce common stock;

     WHEREAS, on June 23, 2000, Royce and Ramsey executed a certain Stock Redemption Agreement (the "Redemption") whereby Ramsey's stock was redeemed for the aggregate price of $1,591.94;

     WHEREAS, after the consummation of the Redemption, the Stockholders and IWM executed a Stock Exchange Agreement the "Agreement") whereby the Stockholders transferred all of the then issued and outstanding shares of Royce stock, valued at $1.224522 per share, to IWM in return for shares of IWM stock, valued at $1.50 per share;

     WHEREAS, Ramsey desired to cancel and rescind the Redemption and transfer all of the shares she owned in Royce prior to the Redemption to IWM on the same terms and conditions, and for the same per-share price, as is set forth in the Agreement;

     WHEREAS, the parties agree that the Redemption should be rescinded and that the Agreement should be amended so as to include Ramsey's Royce shares in the exchange for IWM shares.

     NOW, THEREFORE, in consideration of the premises the parties agree as follows:

     1. RESCISSION. Royce and Ramsey hereby rescind the Redemption. Accordingly, Ramsey's 1,300 shares of Royce stock shall not be cancelled, and any consideration actually paid to Ramsey in connection with the Redemption shall be returned to Royce.
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     2.   AMENDMENT. The Agreement shall be, and is hereby, amended to include the 1,300 shares of Royce stock owned by Ramsey in the total shares exchanged for IWM stock. Accordingly, the total number of Royce shares exchanged shall be 332,823, with 1,062 of those shares being issued to Ramsey. All other provisions of the Agreement shall continue in full force and effect, except to the extent expressly amended by this Section 2.

     3. EFFECTIVE DATE. The effective date of this Amendment shall be June 23, 2000.

     4. REPRESENTATIONS AND WARRANTIES OF RAMSEY. Ramsey represents and warrants that she owns the Royce stock herein transferred free and clear of all liens, encumbrances, charges, and assessments. Ramsey further expressly acknowledges all representations and warranties of the Stockholders set forth in the Agreement and incorporates the same herein by reference as her own representations and warranties to IWM in connection with this Amendment.

     5. REPRESENTATIONS AND WARRANTIES OF IWM. IWM represents and warrants that the execution, delivery and performance of this Amendment has been authorized by all requisite corporate action and that upon the execution and delivery of this Amendment, Ramsey shall own the IWM stock herein transferred free and clear of all liens, encumbrances, charges, and assessments. IWM further expressly acknowledges all representations and warranties of the Buyer set forth in the Agreement and incorporates the same herein by reference as its own representations and warranties to Ramsey in connection with this Amendment.

     6. OTHER RIGHTS AND OBLIGATIONS. Ramsey expressly accepts all obligations of the Stockholders, and grants to IWM all rights as Buyer, set forth in the Agreement as if copied herein in their entirety. IWM expressly accepts all obligations of the Buyer, and grants to Ramsey all rights as a Stockholder, set forth in the Agreement as if copied herein in their entirety.

     7. FURTHER ASSURANCE. The parties hereto expressly acknowledge that all documents required by the parties to be executed and/or delivered pursuant to this Amendment may not have been executed and delivered upon execution of this Amendment. The failure of delivery or execution of documents shall not, ipso facto, be deemed to be a default or breach of this Amendment without reasonable prior notice to the aggrieving party providing a reasonable opportunity for such party to cure the alleged breach or default. Each party hereto agrees be cooperative and shall take such further action and execute and deliver such further documents as may be reasonably requested by the another party hereto in order to effectuate or facilitate the purpose and intents of this Amendment.
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     8.   GOVERNING LAW. This Agreement shall be deemed to be made in the State of California and shall be governed by the laws herein.

     9. SEVERABILITY. The invalidity or unenforceability of any provision hereto shall in no way effect the validity or enforceability of any other provision.

    10. SURVIVAL OF REPRESENTATIONS. All representaions and warranties made hereunder shall survice the delivery of the shares being purchased.

    11. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives and assigns.

    12. COUNTERPARST. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and trhe same instrument.

    IN WITNESS WHEREOF, the parties have executed this agreement on the date first written above.

WITNESSES:

/s/ [Illegible]                      /s/ RUBY RAMSEY
-----------------------------        -----------------------------------
                                     Ruby Ramsey


                                     ROYCE INSTRUMENT CORPORATION

/s/ LINDA LINDSEY                    By: /s/ JAMES DARTEZ
-----------------------------           --------------------------------
                                        James Dartez


                                      INTERGLOBAL WASTE MANAGEMENT, INC.

/s/ [Illegible]                       By: /s/ HAL KATERSKY
-----------------------------            -------------------------------
                                         Hal Katersky


/s/ [Illegible]                       By: /s/ JAMES R. DARTEZ
-----------------------------            -------------------------------
                                         James R. Dartez
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/s/ LINDA LINDSEY                     By: /s/ KAREN C. GLEASON
-----------------------------            -------------------------------
                                         Karen C. Gleason


/s/ [Illegible]                       By: /s/ Mary A. Gallodoro
-----------------------------            -------------------------------
                                         Mary A. Gallodoro